EXHIBIT 5.1

[LETTERHEAD OF THE YOCCA LAW FIRM LLP]

January 18, 2007

Microsemi Corporation

2381 Morse Avenue

Irvine, CA 92614

Attention: David R. Sonksen

Re:	Form S -8 Registration Statement: Registration No. ; Microsemi Corporation Common Stock, par value $.20 per share

Ladies and Gentlemen:

At your request, we have examined the Form S-8 Registration Statement, Registration No.                      (the “Registration Statement”) being filed by Microsemi Corporation, a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 1,877,391 shares, subject to anti-dilution adjustments, of the Company’s Common Stock, par value of $.20 per share (the “Common Stock”). Said shares of Common Stock shall or may be issued pursuant to the exchange of restricted shares and the exercise of options, respectively, in each case having been assumed by the Company under the Section 102 Stock Option Plan of PowerDsine Ltd., the 2003 Israel Share Option Plan of PowerDsine Ltd., the 2006 Israeli Share Incentive Compensation Plan and Stock Option Plan (Incentive and Restricted Stock Option) of PowerDsine Ltd. (together, the “Plans”). Unless specifically defined herein or the context requires otherwise, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

In our capacity as your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Common Stock. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action and have been executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based upon the foregoing and assuming the compliance with applicable state securities laws and the additional proceedings to be taken by the Company as referred to above, we are of the opinion that the Common Stock has been duly authorized, and the Common Stock issuable in exchange for outstanding restricted shares is validly issued, fully paid and nonassessable, and the Common Stock issuable upon exercise of options, when issued upon payment therefor in the manner provided in the applicable Plans and option agreements, the Common Stock will be validly issued, fully paid and nonassessable.

Our opinions herein are limited to the effect on the subject transaction of United States Federal law and the General Corporation Law of the State of Delaware, including relevant provisions of the Delaware Constitution and Delaware judicial decisions. We assume no responsibility regarding the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ THE YOCCA LAW FIRM LLP

THE YOCCA LAW FIRM LLP